Exhibit 99.1

FOR IMMEDIATE RELEASE:

Einstein Noah Restaurant Group Postpones Earnings Release Date for

Fourth Quarter and Full Year 2010 Financial Results

Company to Restate Financial Information which will Result in a Higher Overall Income Tax

Benefit and Increased Net Income and Earnings per Share for Fiscal 2009

LAKEWOOD, Colo. – February 23, 2011 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating primarily under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, announced today that it will postpone its previously announced conference call to discuss results for its fourth quarter and full year 2010 results.

The Company has decided to postpone the release of its financial results due to the timing of the completion of financial statements, specifically related to the restatement of prior periods. During the year end close process, the Company identified two required adjustments while preparing its income tax provision. In regards to the Company’s statement of operations, these adjustments only impact the provision for income taxes and results in additional net income for 2009 and do not impact income from operations in any year.

As a result, the Company intends to restate its 2009 and 2008 financial statements and 2007 and 2006 selected financial information to record certain adjustments for additional income tax benefits to the income tax provision of approximately $18.4 million that will increase previously reported net income and diluted earnings per share for fiscal 2009 by $18.4 million and $1.11 per share.

The Company plans to issue a subsequent press release announcing a new date and time for the distribution of the fourth quarter and full year 2010 financial results.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.® and Noah’s New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company’s retail system consists of over 730 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Contacts:

Investor Relations

Tom Ryan

203-682-8200

tryan@icrinc.com

Raphael Gross

203-682-8200

rgross@icrinc.com